P.O. Box 2900 Valley Forge, PA 19482-2900 www.vanguard.com

November 22, 2016

Dear Trading Partner:

Thank you for investing in Vanguard® funds. Attached is an updated version of the Schedule C- Large Transaction Table to your Vanguard Variable Insurance Fund Participation Agreement. If your contract includes this table, please replace your existing table with this updated version and forward it to your respective trading areas.

Please note the Large Transaction limit for the following VVIF funds have changed:

VVIF Growth Portfolio (109)

VVIF Short-Term Investment Grade Portfolio (274)

VVIF Mid-Cap Index portfolio (288)

VVIF REIT Index Portfolio (349)

VVIF Conservative Allocation Portfolio (710)

VVIF Moderate Allocation Portfolio (712)

This changes are shaded in gray and will become effective December 22, 2016.

Thank you in advance for adhering to these new requirements. If you have any questions or would like to update your contact information, please contact us at contracts@vanguard.com or 1-800-669-0498. You may also contact your Relationship Management Team via email at fasrmsupport@vanguard.com or via phone at 1-800-232-6171.

Sincerely,

Vanguard Financial Advisor Services™

Enclosure – Schedule C – Large Transaction Table

For financial advisors only. Not for public distribution.

© 2016 The Vanguard Group, Inc. All rights reserved.

SCHEDULE C

LARGE TRANSACTION AMOUNTS

Fund Number	Portfolio	Large Transaction Amount
104	Money Market Portfolio	$5,000,000
106	Balanced Portfolio	$1,000,000
107	Equity Index Portfolio	$1,000,000
108	Equity Income Portfolio	$500,000
109	Growth Portfolio	$250,000
110	International Portfolio	$1,000,000
161	Small Company Growth Portfolio	$1,000,000
257	Total Bond Market Index Portfolio	$1,000,000
260	High-Yield Bond Portfolio	$500,000
274	Short-Term Investment-Grade Portfolio	$2,000,000
277	Capital Growth Portfolio	$250,000
278	Diversified Value Portfolio	$1,000,000
287	Total Stock Market Index Portfolio	$500,000
288	Mid-Cap Index Portfolio	$250,000
349	REIT Index Portfolio	$250,000
710	Conservative Allocation Portfolio	$100,000
712	Moderate Allocation Portfolio	$100,000